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                                                                      Exhibit 21

Subsidiaries of the Company

IGC-APD Cryogenics Inc.
IGC-Medical Advances Inc.
IGC-Polycold Systems Inc.
InterCool Energy Corporation
Intermagnetics General (Europe) Ltd.
Magstream Corporation (inactive)
Intermagnetics General Corporation Foreign Sales Corporation
IGC-Superpower, LLC





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